Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2025
(millions, except per share amounts)
Operating Revenue	$14,903

Operating Expenses	11,266

Income from operations	3,637

Other income (expense)	708

Interest and related charges	1,793

Income from continuing operations including noncontrolling interest before income tax expense	2,552

Income tax expense	308

Net Income From Continuing Operations Including Noncontrolling Interest	2,244

Net Income (Loss) From Discontinued Operations Including Noncontrolling Interest	78

Net Income Including Noncontrolling Interests	2,322

Noncontrolling Interests	(7)

Net Income Attributable to Dominion Energy	$2,329

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,251
Net income (loss) from discontinued operations	78
Net income attributable to Dominion Energy	$2,329

EPS – Basic
Net income from continuing operations	$2.59
Net income (loss) from discontinued operations	0.09
Net income attributable to Dominion Energy	$2.68

EPS – Diluted
Net income from continuing operations	$2.59
Net income (loss) from discontinued operations	0.09
Net income attributable to Dominion Energy	$2.68

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2025
(millions)
Operating Revenue	$10,511

Operating Expenses	7,475

Income from operations	3,036

Other income (expense)	157

Interest and related charges	901

Income before income tax expense	2,292

Income tax expense	372

Net Income Including Noncontrolling Interests	$1,920

Noncontrolling Interests	(7)

Net Income Attributable to Virginia Power	$1,927